As filed with the U.S. Securities and Exchange Commission on April 4, 2023

Registration No. 333-268787

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

ON

FORM S-8 TO FORM S-4

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

RITCHIE BROS. AUCTIONEERS INCORPORATED
(Exact name of registrant as specified in its charter)

Canada (State or other jurisdiction of incorporation or organization)	98-0626225 (I.R.S. Employer Identification No.)

9500 Glenlyon Parkway Burnaby, British Columbia, Canada V5J 0C6 (778) 331-5500 (Address of Principal Executive Offices)

IAA, Inc. 2019 Omnibus Stock and Incentive Plan
(Full titles of the plans)

Ann Fandozzi

Darren Watt

9500 Glenlyon Parkway

Burnaby, British Columbia, Canada V5J 0C6

(778) 331-5500

(Name, address and telephone number, including area code, of agent for service)

With a copy to

Stuart M. Cable

Lisa R. Haddad

Mark S. Opper

Jean A. Lee

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

(617) 570-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐ Emerging growth company ☐	Smaller reporting company☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Ritchie Bros. Auctioneers Incorporated (the “Company”) hereby amends its Registration Statement on Form S-4 (No. 333-268787) filed with the Securities and Exchange Commission (the “Commission”) on December 14, 2022, as amended by the Pre-Effective Amendment No. 1 thereto filed with the Commission on February 1, 2023 and as further amended by the Pre-Effective Amendment No. 2 thereto filed with the Commission on February 9, 2023 (the “Form S-4”), which the Commission declared effective at 9:00 a.m. Eastern Time on February 10, 2023, by filing this Post-Effective Amendment No. 1 to Form S-4 on Form S-8.

The Company filed the Form S-4 in connection with that certain Agreement and Plan of Merger and Reorganization, dated as of November 7, 2022 and amended as of January 22, 2023 (the “Merger Agreement”), by and among the Company, Ritchie Bros. Holdings Inc., a Washington corporation and a direct and indirect wholly owned subsidiary of the Company (“US Holdings”), Impala Merger Sub I, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of US Holdings (“Merger Sub 1”), Impala Merger Sub II, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of US Holdings (“Merger Sub 2”), and IAA, Inc., a Delaware corporation (“IAA”), pursuant to which on March 20, 2023, (i) Merger Sub 1 merged with and into IAA (the “First Merger”), with IAA surviving as an indirect wholly owned subsidiary of the Company and a direct wholly owned subsidiary of US Holdings (the “Surviving Corporation”) and (ii) immediately following the consummation of the First Merger, the Surviving Corporation merged with and into Merger Sub 2, with Merger Sub 2 surviving as a direct wholly owned subsidiary of US Holdings.

Pursuant to the terms of the Merger Agreement, at the effective time of the First Merger (the “First Merger Effective Time”), (i) each outstanding option to purchase shares of common stock, par value $0.01 per share, of IAA granted under the IAA 2019 Omnibus Stock and Incentive Plan (the “IAA Equity Plan”), whether vested or unvested, was assumed by the Company and converted into an option to purchase a number of common shares, no par value, of the Company (the “Company Common Shares”) as determined in accordance with and pursuant to the terms and conditions of the Merger Agreement, (ii) each outstanding restricted stock unit of IAA granted pursuant to the IAA Equity Plan that was subject solely to time-based vesting immediately prior to the First Merger Effective Time, was assumed by the Company and converted into the right to receive, upon vesting, a number of Company Common Shares as determined in accordance with and pursuant to the terms and conditions of the Merger Agreement, and (iii) each outstanding restricted stock unit granted pursuant to the IAA Equity Plan that was subject to performance-based vesting immediately prior to the First Merger Effective Time, was assumed by the Company and converted at target level into the right to receive, upon time-based vesting, a number of Company Common Shares as determined in accordance with and pursuant to the terms and conditions of the Merger Agreement.

The Company hereby amends the Form S-4 by filing this Post-Effective Amendment No. 1 relating to 554,626 Company Common Shares issuable upon the exercise or settlement, as applicable, of the aforementioned equity awards under the IAA Equity Plan, together with the related common share purchase rights. All such Company Common Shares (together with the related common share purchase rights) were previously registered on the Form S-4 but will be subject to issuance pursuant to this Registration Statement.

PART I. INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information to be specified in Item 1 and Item 2 of Part I of this Registration Statement is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information to be specified in Part I will be delivered to the holders as required by Rule 428(b)(1).

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Company (No. 001-13425) with the Commission are hereby incorporated in this Registration Statement by reference (other than, in each case, those documents, or the portions of those documents or exhibits thereto, deemed to be furnished and not filed in accordance with Commission rules):

(a)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the Commission on February 21, 2023;

(b)	The Company’s Current Reports on Form 8-K (excluding any information and exhibits furnished under Item 2.02 or 7.01 thereof) filed with the Commission on January 17, 2023, January 17, 2023, January 23, 2023, January 23, 2023, February 1, 2023, February 21, 2023, February 28, 2023, March 7, 2023, March 15, 2023, March 15, 2023, March 17, 2023, March 21, 2023 and April 4, 2023;

(c)

The description of the Company’s Common Shares contained in the Company’s Registration Statement on Form 8-A filed with the Commission on September 26, 1997, including any amendments or reports filed for the purposes of updating such description; and

(d)	The description of the Company’s Common Share Purchase Rights contained in the Company’s Registration Statement on Form 8-A filed with the Commission on February 22, 2007, including any amendments or reports filed for the purposes of updating such description.

The Company also incorporates by reference any documents subsequently filed by it pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than, in each case, those documents, or the portions of those documents or exhibits thereto, deemed to be furnished and not filed in accordance with Commission rules), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold. The Company is not incorporating by reference any information furnished under Item 2.02 or 7.01 (or corresponding information furnished under Item 9.01 or included as an exhibit) in any past or future Current Report on Form 8-K that the Company may file or furnish with the Commission, unless otherwise specified in such Current Report.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

Canada Business Corporations Act

The Company is a Canadian corporation governed by the Canada Business Corporations Act, as amended (the “CBCA”). Section 124 of the CBCA provides as follows:

(1) Indemnification. A corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or another individual who acts or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity.

(2) Advance of costs. A corporation may advance moneys to a director, officer or other individual for the costs, charges and expenses of a proceeding referred to in subsection (1). The individual shall repay the moneys if the individual does not fulfil the conditions of subsection (3).

(3) Limitation. A corporation may not indemnify an individual under subsection (1) unless the individual:

(a)	acted honestly and in good faith with a view to the best interests of the corporation, or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the corporation’s request; and

(b)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful.

(4) Indemnification in derivative actions. A corporation may with the approval of a court, indemnify an individual referred to in subsection (1), or advance moneys under subsection (2), in respect of an action by or on behalf of the corporation or other entity to procure a judgment in its favour, to which the individual is made a party because of the individual’s association with the corporation or other entity as described in subsection (1) against all costs, charges and expenses reasonably incurred by the individual in connection with such action, if the individual fulfils the conditions set out in subsection (3).

(5) Right to indemnity. Despite subsection (1), an individual referred to in that subsection is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defence of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with the corporation or other entity as described in subsection (1), if the individual seeking indemnity:

(a)	was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done; and

(b)	fulfills the conditions set out in subsection (3).

(6) Insurance. A corporation may purchase and maintain insurance for the benefit of an individual referred to in subsection (1) against any liability incurred by the individual

(a)	in the individual’s capacity as a director or officer of the corporation; or

(b)	in the individual’s capacity as a director or officer, or similar capacity, of another entity, if the individual acts or acted in that capacity at the corporation’s request.

(7) Application to court. A corporation, an individual or an entity referred to in subsection (1) may apply to a court for an order approving an indemnity under this section and the court may so order and make any further order that it sees fit.

(8) Notice to Director. An applicant under subsection (7) shall give the Director notice of the application and the Director is entitled to appear and be heard in person or by counsel.

(9) Other notice. On an application under subsection (7) the court may order notice to be given to any interested person and the person is entitled to appear and be heard in person or by counsel.

By-laws of the Company

Sections 6 and 7 of the Amended and Restated By-Law No. 1 of the Company provide as follows:

6. Indemnification of directors and officers. The Company shall indemnify a director or officer of the Company, a former director or officer of the Company or a person who acts or acted at the Company’s request as a director or officer of a body corporate of which the Company is or was a shareholder or creditor, and his heirs and legal representatives to the extent permitted by the Canada Business Corporations Act.

7. Indemnity of others. Except as otherwise required by the Canada Business Corporations Act and subject to paragraph 6, the Company may from time to time indemnify and save harmless any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was an employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee, agent of or participant in another body corporate, partnership, joint venture, trust or other enterprise, against expenses (including legal fees), judgments, fines and any amount actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted honestly and in good faith with a view to the best interests of the Company and, with respect to any criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his conduct was lawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction shall not, of itself, create a presumption that the person did not act honestly and in good faith with a view to the best interests of the Company and, with respect to any criminal or administrative action or proceeding that is enforced by a monetary penalty, had no reasonable grounds for believing that his conduct was lawful.

Insurance

The Company carries liability insurance which provides for coverage for officers and directors of the Company and its subsidiaries, subject to a deductible for executive indemnification.

Indemnification Agreements

In addition, the Company has entered into separate indemnification agreements with each of its executive officers and directors, which agreements provide for indemnification of the director or officer, to the fullest extent permitted by law, against certain expenses, judgments, fines and amounts incurred by each such officer or director in connection with certain threatened, pending or completed actions, suits or proceedings. The indemnification agreements also provide that, upon a good faith determination by the Company’s board of directors, the Company will advance funds to the indemnified person for any costs, charges, expenses retainers or legal fees incurred of paid by the indemnified person in connection with certain claims. The indemnified person may be required to repay such advances in certain situations if a court determines that the indemnified person was not entitled to be indemnified or if the indemnified person was reimbursed by an insurer or other third party in respect of the same subject matter.

Securities Act of 1933

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

Exhibit Number	Exhibit
3.1	Articles of Amalgamation and Amendments (incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K filed on February 25, 2016)
3.2	Articles of Amendment (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on February 1, 2023)
3.3	Amended and Restated By-law No. 1 of Ritchie Bros. Auctioneers Incorporated (incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 6-K furnished on February 27, 2015)
4.1	Amended and Restated Shareholder Rights Plan Agreement, dated as of February 28, 2019, between Ritchie Bros. Auctioneers Incorporated and Computershare Investor Services, Inc., as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on February 28, 2019)
5.1*	Opinion of McCarthy Tétrault LLP
23.1*	Consent of McCarthy Tétrault LLP (contained in Exhibit 5.1)
23.2*	Consent of Ernst & Young LLP, independent registered public accounting firm of the Company
23.3*	Consent of KPMG LLP, independent registered public accounting firm of IAA
24.1	Powers of Attorney (previously filed with Form S-4 and included in signature page)
99.1	IAA, Inc. 2019 Omnibus Stock and Incentive Plan (incorporated by reference to Exhibit 10.4 to IAA’s Current Report on Form 8-K filed on June 28, 2019)
107.1*	Filing Fee Table

* Filed herewith.

Item 9. Undertakings.

(a)	The undersigned Company hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2)	that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burnaby, Province of British Columbia, Canada, on this 4th day of April, 2023.

RITCHIE BROS. AUCTIONEERS INCORPORATED

By:	/s/ Ann Fandozzi
Name: Title:	Ann Fandozzi Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints Ann Fandozzi, Eric Jacobs and Darren Watt, and each of them singly, as such person’s true and lawful attorneys in fact and agents, with full power of substitution and resubstitution, for such person and in such person’s name, place, and stead, in any and all capacities, to sign any and all amendments (including post effective amendments or any abbreviated or subsequent registration statement and any amendments thereto filed pursuant to Rule 462(b) and any supplement to any prospectus included in this registration statement or any such amendment or any abbreviated or subsequent registration statement filed pursuant to Rule 462(b)), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys in fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys in fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Ann Fandozzi	Chief Executive Officer and Director	April 4, 2023
Ann Fandozzi	(principal executive officer)

/s/ Eric Jacobs	Chief Financial Officer	April 4, 2023
Eric Jacobs	(principal financial officer and
principal accounting officer)

*	Chair of the Board	April 4, 2023
Erik Olsson

/s/ Brian Bales	Director	April 4, 2023
Brian Bales

/s/ William Breslin	Director	April 4, 2023
William Breslin

*	Director	April 4, 2023
Adam DeWitt

*	Director	April 4, 2023
Robert G. Elton

*	Director	April 4, 2023
Lisa Hook

/s/ Timothy O’Day	Director	April 4, 2023
Timothy O’Day

*	Director	April 4, 2023
Sarah E. Raiss

/s/ Michael Sieger	Director	April 4, 2023
Michael Sieger

/s/ Jeffrey C. Smith	Director	April 4, 2023
Jeffrey C. Smith

*	Director	April 4, 2023
Carol M. Stephenson

/s/ Ann Fandozzi
Ann Fandozzi
Attorney-in-fact